Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IOWA FIRST BANCSHARES CORP.,

MIDWESTONE FINANCIAL GROUP, INC.,

and

IFBC ACQUISITION CORP.
(Upon Formation and Execution of an Accession Agreement)

___________________________

Dated as of November 1, 2021
___________________________

Article I THE MERGER..............................................................................................…..    2

1.1 The Merger.............................................................................................    2
1.2 Closing...................................................................................................    2
1.3 Effective Time....................................................................................…    2
1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.…    2
1.5 Directors and Officers........................................................................…    2
1.6 Effects of the Merger.........................................................................….    2
1.7 Conversion of Stock...........................................................................…    2
1.8 Bank Merger and Other Subsidiary Mergers.....................................…    4
1.9 Possible Alternative Structures..............................................................    4

Article II DELIVERY OF MERGER CONSIDERATION.............................................    4

2.1 Deposit of Merger Consideration........................................................…    4
2.2 Delivery of Merger Consideration.....................................................….    5

i

3.30 Origination Matters................................................................................    28
3.31 Pipeline Loans; Mortgage Loans Held for Sale.....................................    30

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND

Exhibit A: Form of Accession Agreement

401(k)....................................................... 6.6
Acceptable Confidentiality Agreement.... 9.8
Accession Agreement.......................Recitals
Affiliate.................................................... 9.8
Affiliate Transactions............................. 3.25
Agreement...................................... Preamble
ALLL..................................................... 3.24
Alternative Transaction........................8.3(a)
Applicable Requirements......................... 9.8
Articles of Merger.................................... 1.3
Balance Sheet Date.................................. 9.8
Bank Merger Certificates......................... 1.8
Bank Mergers........................................... 1.8
Book Entry Shares............................... 2.2(a)
Brokered Deposits................................5.2(z)
Burdensome Condition........................ 6.1(d)
Business Day............................................ 9.8
Calculation Date....................................... 9.8
Cancelled Shares................................. 1.7(d)
Certificates........................................... 2.2(a)
Closing..................................................... 1.2
Closing Date............................................. 1.2
Closing Tangible Book Value.................. 9.8
Code..................................................... 2.2(c)
Committee................................................ 6.6
Company.........................................Preamble
Company Acquisition Agreement....... 6.9(e)
Company Adverse Recommendation
Change..............................…........ 6.9(e)
Company Articles of Incorporation..... 3.1(a)
Company Bank......................................... 1.8
Company Banks....................................... 1.8
Company Benefit Plan....................... 3.11(a)
Company Board Recommendation...... 3.3(a)
Company Bylaws................................. 3.1(a)
Company Closing Shares......................... 9.8
Company Common Stock........................ 3.2
Company Financial Statements........... 3.6(a)
Company Intellectual Property.......... 3.21(a)
Company Policies............................…. 3.19
Company Preferred Stock........................ 3.2
Company Regulatory Agreement.......... 3.15
Company Shareholders Meeting..........6.3(b)
Company Subsidiaries......................... 3.1(b)
Company Subsidiary............................3.1(b)

Company Takeover Proposal................... 9.8
Confidentiality Agreement....................... 9.8
Corporate Entity....................................... 9.8
Covered Employees............................. 6.5(a)
CRA................................................... 3.13(e)
Derivative Transactions......................... 3.17
Disclosure Schedule................................. 9.8
Dissenting Shareholders...................... 1.7(e)
Dissenting Shares................................ 1.7(e)
Effective Time......................................... 1.3
Employment-Related Agreements......... 6.15
End Time.................................................. 9.8
Environmental Laws................................ 9.8
ERISA................................................ 3.11(a)
ERISA Affiliate....................................... 9.8
Exchange Fund......................................... 2.1
Fairfield Bank.......................................... 1.8
Fairfield Bank Merger.............................. 1.8
FDIC........................................................ 3.4
Federal Reserve........................................ 3.4
GAAP....................................................... 9.8
Governmental Entity................................ 3.4
Hazardous Substance............................... 9.8
Holders................................................ 2.2(a)
IBCA.................................................Recitals
Insurer...................................................... 9.8
Intellectual Property.......................... 3.21(a)
Investor.................................................... 9.8
Iowa Courts......................................... 9.6(b)
IRS..................................................... 3.11(b)
Knowledge............................................... 9.8
Law/Laws................................................. 9.8
Leased Premises................................ 3.20(a)
Letter of Transmittal............................ 2.2(a)
Lien...................................................... 3.1(b)
Loan................................................... 3.23(b)
Loans................................................. 3.23(b)
Locked Pipeline Loans............................. 9.8
Material Adverse Effect........................... 9.8
Material Contract............................... 3.14(a)
Merger.............................................. Recitals
Merger Consideration.............................. 9.8
Merger Sub.................................... Preamble
Minimum Tangible Book Value.............. 9.8
Mortgage.................................................. 9.8

Mortgage Loan......................................... 9.8
Mortgage Note......................................... 9.8
Multiemployer Plan........................... 3.11(g)
Multiple Employer Plan.................... 3.11(g)
Muscatine Bank....................................... 1.8
Muscatine Bank Merger........................... 1.8
OREO................................................ 3.18(a)
Owned Real Property........................ 3.20(a)
Paid Off Loan........................................... 9.8
Parent............................................. Preamble
Parent Bank.............................................. 1.8
Parent Disclosure Schedule.......... Article IV
Parent Material Adverse Effect................ 9.8
party/parties.............................................. 9.8
Paying Agent............................................ 2.1
PBGC................................................ 3.11(k)
Per Share Merger Consideration.............. 9.8
Permitted Encumbrances................... 3.20(a)
Person....................................................... 9.8
Personal Data..................................... 3.13(b)
Pipeline Loans.......................................... 9.8
Proxy Statement................................... 6.3(a)
Real Property Landlord Leases......... 3.20(b)
Real Property Leases......................... 3.20(a)
Recent Company Balance Sheet.......... 3.6(a)
Regulatory Agencies................................ 3.5
Regulatory Approvals.......................... 6.1(a)
Remedies Exceptions........................... 3.3(a)
Reports..................................................... 3.5

Representatives.................................... 6.9(a)
Requisite Shareholder Approval.......... 3.3(a)
SEC.......................................................... 9.8
Security Breach................................. 3.13(b)
Sold Mortgage Loans............................... 9.8
Subsidiary................................................ 9.8
Superior Proposal..................................... 9.8
Surviving Corporation...................... Recitals
Tail Policy........................................... 6.8(b)
Takeover Statutes................................... 3.26
Target Tangible Book Value.................... 9.8
Tax........................................................... 9.8
Tax Return............................................... 9.8
Taxes........................................................ 9.8
Term Loan................................................ 9.8
Termination Fee................................... 8.3(a)
Title Commitment.................................. 6.14
Title Commitments................................ 6.14
Title Company....................................... 6.14
Title Policies.......................................... 6.14
Title Policy............................................. 6.14
Transaction Expenses............................... 9.8
Treasury Regulations............................... 9.8
Trust Business................................... 3.29(b)
Unaudited Monthly Financial
Statement....................................... 6.2(c)
Unlocked Pipeline Loans......................... 9.8
Voting and Support Agreement....... Recitals

v

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of November 1, 2021, by and among MidWestOne Financial Group, Inc., an Iowa corporation (“Parent”), IFBC Acquisition Corp., a to-be-formed Iowa corporation (“Merger Sub”), and Iowa First Bancshares Corp., an Iowa corporation (“Company”).

RECITALS

A.Subject to the terms and conditions herein, Merger Sub will be formed as an Iowa corporation that is wholly-owned by Parent, and upon formation, will be added as a party to this Agreement prior to the Effective Time by means of the Accession Agreement attached hereto as Exhibit A (the “Accession Agreement”);

B.The parties intend that Merger Sub merge with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

C.The board of directors of Company has unanimously: (i) determined that it is advisable and in the best interests of Company and the shareholders of Company for Company to enter into this Agreement; (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the Iowa Business Corporation Act (the “IBCA”); and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby (including the Merger) be approved by the shareholders of Company;

D.The board of directors of Parent has unanimously: (i) determined that it is advisable and in the best interests of Parent and its shareholders to enter into this Agreement; and (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the IBCA;

E.Certain shareholders of Company have simultaneously herewith entered into a Voting and Support Agreement (the “Voting and Support Agreement”) in connection with the Merger;

F.Certain individuals have simultaneously herewith entered into non-competition agreements, employment agreement or retention agreements in connection with the Merger; and

G.The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the IBCA, at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the Laws of the State of Iowa. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Central Time) on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3    Effective Time. On the Closing Date, Company and Merger Sub shall file or cause to be filed with the Secretary of State of the State of Iowa articles of merger containing such information as is required by the relevant provisions of the IBCA in order to effect the Merger (the “Articles of Merger”). The Merger shall become effective at such time as is specified in the Articles of Merger (such time is hereinafter referred to as the “Effective Time”).

1.4    Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation of Merger Sub and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

1.6    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the IBCA.

1.7    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a)No Effect on Parent Equity. Each share of common stock, no par value, of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)Merger Sub Common Stock. At the Effective Time, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value per share, of the Surviving Corporation.

(c)Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(e), be converted into the right to receive the Per Share Merger Consideration in cash without interest. All shares of Company Common Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares shall cease to have any rights with respect to those shares, other than the right to receive, following Effective Time, the Per Share Merger Consideration, upon surrender of their Book Entry Shares or Certificates, as applicable, in accordance with Section 2.2.

(d)Cancellation of Certain Shares of Company Stock. All shares of Company Common Stock that are owned by Company as treasury shares or otherwise owned by Parent, Merger Sub or Company (other than: (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Per Share Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(e)Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to exercise and properly exercises his or her appraisal rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Division XIII of the IBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Division XIII of the IBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Division XIII of the IBCA and this Section 1.7(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the IBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.7(c), without any interest thereon. Company shall give Parent: (i) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the IBCA

and received by Company relating to shareholders’ appraisal rights; and (ii) the opportunity         to participate in negotiations and proceedings with respect to demands for fair value under the IBCA. Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

1.8    Bank Merger and Other Subsidiary Mergers. Immediately following the Effective Time, or at such later time as Parent may determine in its sole discretion, (a) First National Bank of Muscatine, a national banking association and a wholly-owned Subsidiary of Company (“Muscatine Bank”), will merge (the “Muscatine Bank Merger”) with and into MidWestOne Bank, an Iowa state-chartered bank and a wholly-owned Subsidiary of Parent (“Parent Bank”); and (b) First National Bank in Fairfield, a national banking association and a wholly-owned Subsidiary of Company (“Fairfield Bank,” and Muscatine Bank and Fairfield Bank are each referred to as a “Company Bank” and collectively as “Company Banks”), will merge (the “Fairfield Bank Merger” and collectively with the Muscatine Bank Merger, the “Bank Mergers”) with and into Parent Bank; in each case, pursuant to an agreement and plan of merger to be agreed upon by Parent and Company and executed prior to the date on which Parent files all applications for Regulatory Approvals pursuant to Section 6.1(a), which agreement shall be in form and substance customary for mergers similar to the Bank Mergers. Parent Bank shall be the surviving entity in the Bank Mergers and, following the Bank Mergers, the separate corporate existence of Muscatine Bank and Fairfield Bank shall cease. Prior to the Effective Time, Company shall cause Company Banks, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Mergers (the “Bank Merger Certificates”).

1.9    Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of effecting the acquisition of Company, provided, however, that: (a) there are no adverse Tax consequences to Company’s shareholders as a result of the modification; (b) the Merger Consideration to be paid to the holders of Company Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed; (c) the benefits to be received by Company’s directors, officers and employees under this Agreement are not diminished; and (d) such modification will not delay materially or jeopardize the satisfaction of any condition to Closing set forth in Article VII.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1    Deposit of Merger Consideration. Promptly after the Effective Time, Parent shall deposit with a paying agent selected by Parent (the “Paying Agent”), immediately available funds equal to the Merger Consideration (collectively, the “Exchange Fund”), and Parent shall instruct the Paying Agent to timely deliver the Merger Consideration for exchange in accordance with this Agreement.

2.2    Delivery of Merger Consideration.

(a)Not later than five Business Days after the Closing Date, the Paying Agent shall mail to each holder of record (collectively, the “Holders”) of book entry shares (“Book Entry Shares”) or certificates evidencing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.7: (i) a letter of transmittal in a form reasonably acceptable to Parent and the Paying Agent (the “Letter of Transmittal”); and (ii) instructions for use in surrendering such Book Entry Shares or Certificate(s), as applicable, in exchange for the Per Share Merger Consideration upon surrender of such Book Entry Shares or such Certificate.

(b)Within five Business Days after surrender to the Paying Agent of a properly completed Letter of Transmittal, in a form to be agreed by the parties, together with such Holder’s Certificate(s) or, if applicable, evidence of the surrender of each Holder’s Book Entry Shares, in each case, as reasonably satisfactory to the Payment Agent and the Paying Agent’s review and acceptance of the same, the Paying Agent shall pay and distribute to such Holder of Company Common Stock the Per Share Merger Consideration in respect of such Holder’s Book Entry Shares or shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each Book Entry Share and each Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender of such Book Entry Share or Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II; provided that no dividends or distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders thereof shall be paid to the Holder of a Book Entry Share or Certificate(s) until such Holder surrenders such Book Entry Share or Certificate(s) to the Paying Agent in accordance with this Section 2.2, and such Book Entry Share or Certificate(s) has been accepted for surrender by the Paying Agent. No interest will be paid or accrued with respect to the shares of Parent Common Stock or cash payable upon surrender of the Book Entry Shares or Certificate(s).

(c)In the event of a transfer of ownership of a Book Entry Share or a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Per Share Merger Consideration shall be delivered pursuant to Section 2.2(b) in exchange therefor to a Person other than the Person in whose name the Book Entry Share or Certificate so surrendered is registered if (i) the Book Entry Share or Certificate shall be properly transferred (including any endorsements thereof as required), as determined by the Paying Agent; and (ii) the Person requesting such payment or issuance shall pay to the Paying Agent any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Book Entry Share or Certificate and establish to the satisfaction of Parent and the Paying Agent that the Tax has been paid or is not applicable. The Paying Agent, Parent and Parent’s Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from the Per Share Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as the Paying Agent, Parent or Parent’s applicable Affiliate, as the case may be, is required to deduct or withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so deducted or withheld and paid over to the applicable Tax authorities, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of whom such deduction and withholding was made.

(d)After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Book Entry Shares or Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(e)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent; provided that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Paying Agent shall first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Per Share Merger Consideration, without any interest thereon. None of Parent, Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity, in a form satisfactory to Parent, against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing: (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein; and (ii) the method of payment of the Per Share Merger Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly enumerated section or subsection of the Disclosure Schedule delivered herewith (provided, that each exception set forth on any such Disclosure Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation and notwithstanding the absence of a specific cross-reference)), Company hereby represents to Parent and Merger Sub as follows:

3.1    Corporate Organization.

(a)Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Muscatine Bank is a national association duly organized, validly existing and in good standing under the Laws of the United States of America. Fairfield Bank is a national association duly organized, validly existing and in good standing under the Laws of the United States of America. The deposit accounts of each Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required in connection therewith have been paid by the applicable Company Bank when due, and no proceedings for the termination of such insurance are pending or threatened. Company is a registered bank holding company under the Bank Holding Company Act of 1956. Each of Company and the Company Banks has the requisite corporate power and authority to own or lease and operate all of its respective properties and assets and to carry on its respective business as it is now being conducted. Each of Company and the Company Banks is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Company. True and complete copies of the articles of incorporation of Company (the “Company Articles of Incorporation”) and the bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.

(b)Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company, including each Company Bank (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Company Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Company Subsidiary, or contracts, commitments, understandings or arrangements by which such Company Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Each Company Subsidiary: (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization; (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the respective Company Subsidiary or Company); and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Parent. Except for its interests in Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

3.2    Capitalization.
(a)The authorized capital stock of Company consists of 6,000,000 shares of common stock, no par value, of Company (“Company Common Stock”) and 500,000 shares of preferred stock, $1.00 par value, of Company (“Company Preferred Stock”). As of the date of this Agreement, there are: (a) 1,115,939.22526 shares of Company Common Stock issued and outstanding (excluding 640,891.77474 treasury shares); and (b) no shares of Company Preferred Stock issued and outstanding; and no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote are issued or outstanding. There are no outstanding subscriptions, options, stock appreciation rights, warrants, restricted stock units, phantom units, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities, or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, any such securities. Except for the Voting and Support Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.

(b)Section 3.2(b) of the Disclosure Schedule sets forth a true, correct and complete list dated as of September 30, 2021 of all of the outstanding shares of Company Common Stock, all of which are owned of record by shareholders of the Company, with each shareholder’s name, domicile addresses and the respective number of shares of Company Common Stock owned by such shareholder. Section 3.2(b) of the Disclosure Schedule will be updated by the Company immediately prior to Closing.

3.3    Authority; No Violation.

(a)Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has unanimously determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company and its shareholders and has unanimously adopted a resolution directing that this Agreement be submitted to Company’s shareholders for approval and recommending that this Agreement be approved by Company’s shareholders (the “Company Board Recommendation”), and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Shareholder Approval”), and the approval of the Bank Merger agreement by Company as the sole shareholder of each Company Bank. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (collectively, “Remedies Exceptions”).

(b)Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will: (i) violate any provision of the Company Articles of Incorporation or Company Bylaws; or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 are duly obtained and made: (A) violate any Law, judgment, writ, decree or injunction applicable to Company or any Company Subsidiary or any of their respective properties or assets; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien with respect thereto upon any of the properties or assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any Company Subsidiary is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

3.4    Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule and for the notices, consents, approvals, non-objections, waivers and authorizations required in connection with: (a) the filing of any required applications, filings or notices with: (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve”); (ii) the Federal Deposit Insurance Corporation (the “FDIC”); and (iii) the Iowa Division of Banking, and approval of, waiver or non-objection to such applications, filings and notices; (b) the filing of the Articles of Merger with the Secretary of State of the State of Iowa pursuant to the IBCA; and (c) the filing of the Bank Merger Certificates, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any Company Subsidiary in connection with: (A) the execution and delivery by Company of this Agreement; or (B) the consummation of the transactions contemplated hereby. Company has no Knowledge of any fact, condition or circumstance that would result in the delay or denial of any Regulatory Approval from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement.

3.5    Reports. Company and each Company Subsidiary has timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 (“Reports”) with: (a) the Federal Reserve; (b) the Office of the Comptroller of the Currency; (c) the FDIC; and (d) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and the Company Subsidiaries, taken as a whole. Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and the Company Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any Company Subsidiary. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any Company Subsidiary and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any Company Subsidiary since January 1, 2018, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or any Company Subsidiary.

3.6    Financial Statements.
(a)Company has previously made available to Parent copies of the following financial statements (the “Company Financial Statements”), copies of which are attached as Section 3.6(a) of the Disclosure Schedule: (i) the audited consolidated balance sheets of Company and the Company Subsidiaries for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flow for the fiscal years 2018, 2019 and 2020; (ii) the unaudited consolidated balance sheet of Company and the Company Subsidiaries for the period ended September 30, 2021 (the “Recent Company Balance Sheet”), and the related unaudited consolidated statements of income and cash flow for the period ended September 30, 2021; and (iii) the call reports of each Company Bank for the fiscal years ended December 31, 2018, 2019 and 2020. The Company

Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and the Company Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either GAAP or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and the Company Subsidiaries.

(b)Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and the Company Subsidiaries. Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2017, Company has not experienced or effected any material change in internal control over financial reporting.

(c)Since December 31, 2017: (i) neither Company nor any Company Subsidiary nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any Company Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any Company Subsidiary or their respective internal accounting controls relating to periods after December 31, 2017, including any material complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices; and (ii) no attorney representing Company or any Company Subsidiary, whether or not employed by Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws or banking Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2017, by Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the boards of directors of Company or any Company Subsidiary or any committee thereof or to any director or officer of Company or any Company Subsidiary.

(d)The books and records kept by Company and all Company Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e)Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any Company Subsidiary in Company’s or such Company Subsidiary’s financial statements.

(f)There is no Person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Company other than the Company Subsidiaries.

3.7    Undisclosed Liabilities. Except for: (a) those liabilities that are set forth on the Company Financial Statements; and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not, individually or in the aggregate, material to Company and the Company Subsidiaries, neither Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected in the Company Financial Statements if it had existed on or before the Balance Sheet Date.

3.8    Absence of Certain Changes or Events. Since the Balance Sheet Date:

(a)There has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or any Company Subsidiary.

(b)Company and the Company Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c)There has not been any action taken by Company, either Company Bank or any of their respective Representatives that, if taken without Parent’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 5.2.

3.9    Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any Company Subsidiary is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any Company Subsidiary or any of their current or former directors or executive officers. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any Company Subsidiary or the assets of Company or any Company Subsidiary or any of their current or, to the Company’s Knowledge, any of the Company’s or its Subsidiaries’ former directors or executive officers.

3.10    Taxes and Tax Returns.
.
(a)Each of Company and the Company Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction. Neither Company nor any Company Subsidiary is the beneficiary of any extension of time within

which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of Company and the Company Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business). Neither Company nor any Company Subsidiary has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and the Company Subsidiaries or the assets of Company and the Company Subsidiaries. Neither Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and the Company Subsidiaries). Since January 1, 2015, neither Company nor any Company Subsidiary (a) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Company); or (b) has any liability for the Taxes of any person (other than Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice). Neither Company nor any Company Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Company nor any Company Subsidiary has taken any action that could defer a liability for Taxes from any taxable period (or portion thereof) ending on or prior to the Closing Date to any taxable period (or portion thereof) ending after the Closing Date.

(b)Neither Company nor any Company Subsidiary has made (or has pending) any application with any Governmental Entity requesting permission for any changes in accounting method.

(c)No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any Company Subsidiary.

(d)All Taxes and amounts required to be withheld, collected or deposited by or with respect to Company or any Company Subsidiary (including in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party) have been timely withheld, collected or deposited, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each Company

Subsidiary have complied in all respects with all information reporting and backup withholding provisions of applicable Law.

(e)At no time has Company or any Company Subsidiary made an election to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code or a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code or made an election (or been so treated due to any federal election) to be an “S corporation” or a “qualified subchapter S subsidiary” in any state or local jurisdiction that recognizes such status.

(f)Neither Company nor any Company Subsidiary has, or at any time has had, any liability for Tax under Section 1374 of the Code.

3.11    Employee Benefit Plans.

(a)Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not tax qualified and whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit, retirement, severance or other compensatory or benefit plan, program, policy or arrangement, and each retention, bonus, employment, termination, severance, change-in-control or other contract or agreement to which Company or any Company Subsidiary or any of their respective ERISA Affiliates is a party or that is maintained, contributed to or sponsored by Company or any Company Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Company Subsidiary or any of their respective ERISA Affiliates.

(b)Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable) with respect to each material Company Benefit Plan: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) in the case of a Company Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, if any, filed with the Internal Revenue Service (“IRS”); (iii) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recently received IRS determination, opinion or advisory letter, if any; (iv) the most recently prepared actuarial report or financial statement, if any; (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; (vi) all material correspondence with the United States Department of Labor or the IRS since January 1, 2018; (vii) all amendments, modifications or material supplements to such Company Benefit Plan; and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved.

(c)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Company nor any Company Subsidiary has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any Company Subsidiary has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(e)Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is identified as a “Qualified Plan” in Section 3.11(a) of the Disclosure Schedule. The IRS has issued a favorable determination, advisory or opinion letter (or the Company or Company Subsidiary are otherwise relying on an opinion or advisory letter issued to a prototype or volume submitter sponsor) with respect to each Qualified Plan and the related trust which has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(f)No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Company or any Company Subsidiary or ERISA Affiliates maintained or contributed to an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof.

(g)(i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the six years prior to the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has at any time during the six years prior to the date hereof incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h)Neither Company nor any Company Subsidiary provides, has provided or has any obligation with respect to any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except (i) as required by Section 4980B of the Code or Section 601 of ERISA or

comparable state laws, (ii) coverage that extends through the end of the month in which a termination of employment occurs, or (iii) in connection with severance benefits. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i)Except as set forth in Section 3.12(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, funding, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of Company or any Company Subsidiary under a Company Benefit Plan or otherwise, or result in any limitation on the right of Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for, and Company and the Company Subsidiaries do not otherwise have any obligation with respect to, the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)None of Company, any Company Subsidiary, any of their respective ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Benefit Plan or its related trusts, Company, any Company Subsidiary, any of their respective ERISA Affiliates or any Person that Company or any Company Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)There are no pending or, to the Knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefits Plan or the assets of any of the trusts under any Company Benefit Plan, in each case, which could reasonably be expected to result in any material liability of Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

3.12    Labor Matters.
(a)There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of

Company or any Company Subsidiary and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or, to Company’s Knowledge, threatened against or involving Company or any Company Subsidiary and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any Company Subsidiary at any time within three years prior to the date of this Agreement.

(b)Neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Company and the Company Subsidiaries are in compliance in all material respects with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. There are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary brought by any current or former employee or their eligible dependents or beneficiaries.

3.13    Compliance with Applicable Law.

(a)Company and each Company Subsidiary and each of their employees hold, and at all times since January 1, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and properties, rights and assets under and pursuant to each and are and have been in material compliance with, and are not and have not been in material violation of, any applicable Law and neither Company nor any Company Subsidiary has Knowledge of, or has received notice of, any material violations of any licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties or any applicable Law. Except as set forth in Section 3.13(a) of the Disclosure Schedule, none of Company or any Company Subsidiary has any customer that (i) predominately engages in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders; (ii) engages in or has been issued a license to engage in the business of growing, processing or dispensing marijuana or that derives a significant portion of its revenues or income from any marijuana-related business; (iii) may be deemed a “high risk” customer under the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.); (iv) is designated as a “specially designated national” or “blocked person” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of Treasury at its official website; or (v) is a “politically exposed person” as defined by the Financial Action Task Force.

(b)Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable Law (“Personal Data”) against any (i) loss or misuse of Personal Data; (ii) unauthorized or unlawful operations performed upon Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Knowledge of Company, none of Company or any Company Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. To the Knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.

(c)None of Company or any Company Subsidiary, or to the Knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any Company Subsidiary has, directly or indirectly, (i) used any funds of Company or any Company Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any Company Subsidiary; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Company or any Company Subsidiary; (v) made any fraudulent entry on the books or records of Company or any Company Subsidiary; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any Company Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any Company Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

(d)Company and each Company Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign Law. None of Company, any Company Subsidiary, or any of its or its Subsidiaries’ directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

(e)Company and each Company Bank is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” None of Company or either Company Bank has been informed that its status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year.

3.14    Material Contracts.
(a)Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither Company nor any Company Subsidiary is a party to or bound by, as of the date hereof, any of the following:

(i)any contract or agreement entered into since January 1, 2017 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person;

(ii)any trust indenture, mortgage, promissory note, loan agreement, mortgage loan purchase agreement, or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any Company Subsidiary is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii)any contract or agreement limiting the freedom of Company or any Company Subsidiary to engage in any line of business or to compete with any other Person or prohibiting Company from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)any contract or agreement with any Affiliate of Company or its Subsidiaries;

(v)any agreement of guarantee, support or indemnification by Company or any Company Subsidiary, assumption or endorsement by Company or any Company Subsidiary of, or any similar commitment by Company or any Company Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi)any agreement under which a payment obligation in excess of $25,000 would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii)any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any Company Subsidiary;

(viii)any employment agreement with any employee or officer of Company or any Company Subsidiary;

(ix)any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or any Company Subsidiary of more than $25,000;

(x)any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of Company or any Company Subsidiary, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(xi)any contract or agreement that contains any: (A) exclusive dealing obligation; (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; (C) “most favored nation” or similar provision granted by Company or any Company Subsidiary; or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii)any contract under which Company or any Company Subsidiary will have a material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xiv)any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2020, as applicable, were in excess of $25,000;

(xv)any contract or agreement with respect to the performance by Company or any Company Subsidiary of Loan servicing with any outstanding obligations that are material to Company or any Company Subsidiary;

(xvi)any contract or agreement that: (A) grants Company or a Company Subsidiary any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for payments in excess of $25,000; (B) permits any third Person to use, enforce or register any Intellectual Property, including any license agreements, coexistence agreements and covenants not to use; or (C) restricts the right of Company or any Company Subsidiary to use or register any Intellectual Property;

(xvii)any contract or agreement that is a settlement agreement other than releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Company or any Company Subsidiary or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;

(xviii)any contract or agreement that involved or is expected to involve the payment of more than $25,000 by Company and the Company Subsidiaries in 2021 (other than any such contracts which are terminable by Company or any Company Subsidiary on 60 days’ or less notice without any required payment or other conditions, other than the condition of notice); or

(xix)any contract not listed above that is material to the financial condition, results of operations or business of Company or the Company Subsidiaries, including any contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.” Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof.

(b)(i) Each Material Contract is valid and binding on Company or the applicable Company Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto; (ii) Company and each Company Subsidiary and, to the Knowledge of Company, each of the other parties thereto, has complied with or performed in all material respects all obligations required to be complied with or performed by it to-date under each Material Contract; (iii) neither Company nor any Company Subsidiary has Knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company; and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Company or any Company Subsidiary or, to the Knowledge of Company, any other party thereto, under any such Material Contract.

3.15    Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that relates in any way to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have

Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity or that such Regulatory Agency or Governmental Entity is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.16    Investment Securities. Each of Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any Company Subsidiary and except for such defects in title or Liens that would not be material to Company and the Company Subsidiaries. Such securities are valued on the books of Company and the Company Subsidiaries in accordance with GAAP.

3.17    Derivative Instruments. All Derivative Transactions, whether entered into for the account of Company or a Company Subsidiary or for the account of a customer of Company or a Company Subsidiary, were entered into in the ordinary course of business and in accordance with prudent banking practices and in material compliance with applicable Laws and other policies, practices and procedures employed by Company or any Company Subsidiary, as applicable, and are legal, valid and binding obligations of Company or a Company Subsidiary, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Remedies Exceptions), and are in full force and effect. Company and each Company Subsidiary has duly performed in all material respects all of their obligations thereunder to the extent required and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Company and the Company Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Company Subsidiaries in accordance with GAAP. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18    Environmental Liability.
(a)Each of Company and the Company Subsidiaries, the Owned Real Property, the Leased Premises, any real property owned, held or managed by Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure (“OREO”), and, to the Knowledge of Company, any property in which Company or any Company Subsidiary holds a security interest is, in each case, in compliance in all material respects with all Environmental Laws. Without limiting the foregoing, there has been no release, spill, emission, leaking, dumping, injection, pouring, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture of any Hazardous Substance that would reasonably be expected to result in any investigation, remediation or corrective action of any property or asset of, or form the basis of any claim against or liability of, Company or any Company Subsidiary, including with respect to any Owned Real Property, Leased Premises or OREO. Neither Company nor any Company Subsidiary is, nor will it be, deemed the owner or operator under any Environmental Law of any property in which Company or any Company Subsidiary holds a security interest that is or has been contaminated with, or has or has had any release of, any Hazardous Substance.

There are no liabilities or obligations of or relating to Company or any Company Subsidiary, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation.

(b)There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any Company Subsidiary, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations of any nature seeking to impose or that could reasonably be expected to result in the imposition, on Company or any Company Subsidiary, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary.

(c)Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2017, assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19    Insurance. Company and the Company Subsidiaries are insured with insurers of recognized financial responsibility with respect to their assets and business against such risks and in such amounts as Company reasonably believes is adequate coverage against all material risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and the Company Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and the Company Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any Company Subsidiary other than with respect to OREO (the “Company Policies”) and Company has provided true and complete copies of all such Company Policies to Parent. Except as set forth in Section 3.19 of the Disclosure Schedule or as would not be material, individually or in the aggregate, to Company and the Company Subsidiaries, taken as a whole, there is no claim for coverage by Company or any Company Subsidiary pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any Company Subsidiary have been or will be timely paid, by Company or any Company Subsidiary, as applicable. Neither Company nor any Company Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20    Real Property.
(a)Except as would not be material to Company, a Company Subsidiary: (i) has good and marketable title to all real property reflected in the Company Financial Statements as being owned by Company or a Company Subsidiary, or acquired after the date thereof, other than OREO (“Owned Real Property”), free and clear of all Liens of any nature whatsoever, except for: (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established); (B) Liens for Taxes and other governmental charges and assessments not yet due and payable (or being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (C) easements, rights of way, and restrictions, zoning ordinances and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (D) Liens of carriers, warehousemen, mechanics’ and materialmen and other like Liens arising in the ordinary course of business; and (E) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (E) collectively, “Permitted Encumbrances”); and (ii) (A) has good and marketable leasehold interests in all parcels of real property leased to Company reflected in the Company Financial Statements or acquired after the date thereof (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any Company Subsidiary or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances; and (B) is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, license or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”). Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).

(b)Except as set forth on Section 3.20(d) of the Disclosure Schedule, No Person other than Company and the Company Subsidiaries has: (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property; or (ii) any right to use or occupy any portion of the Leased Premises.

(c)Each of the Real Property Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to Company or any Company Subsidiary or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

(d)Section 3.20(d) of the Disclosure Schedule contains a complete and accurate list of all real property interests leased or subleased by Company or any Company Subsidiary as landlord or sublandlord to any third-party tenants or subtenants (collectively, with all amendments, modifications and other supplements thereto, the “Real Property Landlord Leases”), including the address and square footage of such leased premises, the term of such lease and any options to extend such term. Except as set forth on Section 3.20(d) of the

Disclosure Schedule, each Real Property Landlord Lease is enforceable against Company or any Company Subsidiary, as applicable and, to the Knowledge of Company, the applicable tenants or subtenants, in accordance with its terms. Copies of the Real Property Landlord Leases have been made available to Parent. Neither Company nor any Company Subsidiary, as applicable, nor, to the Knowledge of Company, the applicable tenant or subtenant, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Landlord Lease to which it is a party or bound under applicable Law, and each tenant’s use and occupancy of such leased premises complies in all respects with applicable Law, including all Environmental Laws.

3.21    Intellectual Property.

(a)Company and the Company Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens (except for such Liens that do not materially affect the value or use thereof) all material Intellectual Property used or held for use by Company and the Company Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and the Company Subsidiaries. For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

(b)Neither Company nor any Company Subsidiary has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any Company Subsidiary has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property. Neither Company nor any Company Subsidiary owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

3.22    Broker’s Fees. Except for Hovde Group, LLC, neither Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23    Loans.
(a)Each written or oral loan, extension of credit (including overdrafts and commitments to extend credit), loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (including Loans held for resale to investors) (referred to together with all outstanding loans payable to Company or either Company Bank, whether now existing or arising prior to the Effective Time, as the “Loans” and individually as a “Loan”) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and the Company Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable Law, except for such exceptions as would not reasonably be expected to be, individually or in the aggregate, material to Company or any Company Subsidiary.

(b)All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any Company Subsidiary, are and were originated in compliance in all material respects with all applicable Laws.

(c)None of the agreements pursuant to which Company or any Company Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)Section 3.23(d) of the Disclosure Schedule identifies: (i) each Loan that as of September 30, 2021 had an outstanding balance or unfunded commitment and that as of such date: (A) was contractually past due 30 days or more in the payment of principal or interest; (B) was on non-accrual status; (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Company, any Company Subsidiary or the rules of any Regulatory Agency; (D) the interest rate terms had been reduced or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; (E) a specific reserve allocation existed in connection therewith; (F) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; (G) was a high-volatility commercial real estate loan; (H) had past due Taxes associated therewith; or (I) had been originated or serviced relying on an exception to, or otherwise out of compliance with, Company underwriting or servicing policies and applicable regulatory guidelines; and (ii) each asset of Company or any Company Subsidiary that as of September 30, 2021 had a book value of over $50,000 and that was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (i) above, Section 3.23(d) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2021.

(e)Each outstanding Loan: (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust or mortgages), except as may be limited by Remedies Exceptions, and the collateral for such Loan: (A) to the extent collateral is required to be insured, the collateral is so insured; and (B) has not been foreclosed upon, sold or transferred; and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Remedies Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.

(f)Five Business Days prior to the Closing, the Company shall update and deliver to Parent Section 3.23 of the Disclosure Schedule to reflect any changes with respect to Loans, Loan information and disclosures as of the Calculation Date. Solely for the purposes of any update to the Company Schedules pursuant this Section 3.23: (i) the term “Loans” shall include all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Bank as of the date of such update; and (ii) the words “as of the date hereof” or words of similar effect mean the date of such update.

3.24    Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”)) reflected in the Company Financial Statements was, as of the date of each of the Company Financial Statements, at least sufficient to satisfy Company’s and the applicable Company Bank’s existing methodology for determining the adequacy of the ALLL and the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.

3.25    Related Party Transactions. Section 3.25 of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly-owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly-owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly-owned Company Subsidiary, on the one hand, and any non-wholly-owned Company Subsidiary, on the other hand (collectively, “Affiliate Transactions”). All Affiliate Transactions complied at the time of origination, and do currently comply, with Regulation W (12 C.F.R. Part 223).

3.26    Takeover Laws. The board of directors of Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law or any similar provisions of the Company Articles of Incorporation or Company Bylaws (any such Laws or provisions, “Takeover Statutes”).

3.27    Company Information. None of the information supplied or to be supplied by Company for inclusion in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of Company or at the time Company shareholders vote on the matters constituting the Requisite Shareholder Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.27 with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement or such other applications, notifications or other documents.

3.28    Opinion of Financial Advisor. Company has received the opinion of Hovde Group, LLC, financial advisor to Company, to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. Company has obtained the authorization of Hovde Group, LLC to include a copy of such opinion in the Proxy Statement.

3.29    Trust Business.

(a)In performing services for its clients, none of Company or either Company Bank nor any of their respective directors, officers or employees has taken any actions or performed any services that would require any of them to be regulated by or registered under the broker-dealer rules or regulations of any Governmental Entity.

(b)Each Company Bank: (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the trusts, executorships, administrations, guardianships, conservatorships, and other fiduciary representative capacities administered or otherwise held by such Company Bank (collectively, the “Trust Business”), and all such appointments are currently in effect; and (ii) has obtained all governmental authorizations necessary for the conduct of its Trust Business in compliance with applicable Law and all such governmental authorizations are currently in effect. Each Company Bank has properly administered all of its client accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in each case, in compliance with all applicable Laws and in accordance with the terms of the governing documents delivered to such Company Bank with respect thereto. None of Company, any Company Subsidiary, or any of its or any Company Subsidiary’s directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any such account, and the accountings for each such account are true and correct and accurately reflect the assets and results of such account.

3.30    Origination Matters. Other than would not be expected to cause a Material Adverse Effect, Since January 1, 2018:

(a)Each Company Bank (i) has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans; (ii) has timely filed all material reports that any Investor, Insurer or other third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct; and (iii) has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or impair: (A) any private Mortgage insurance or commitment to insure by any private Mortgage Insurer; (B) any title insurance policy; (C) any hazard insurance policy; (D) any flood insurance policy; (E) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Mortgage Insurer; or (F) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b)No Governmental Entity, Investor or Insurer has: (i) asserted that either Company Bank has violated or has not complied with the representations, warranties or covenants applicable with respect to, or that such Company Bank could be required to repurchase, any: (A) Sold Mortgage Loans originated or purchased and subsequently sold; or (B) sale of Mortgage servicing rights to an Investor, in each case since January 1, 2018; or (ii) imposed restrictions on the activities (including commitment authority) of such Company Bank.

(c)Since January 1, 2018, no Governmental Entity, Investor or Insurer has indicated to either Company Bank that it has terminated, or intends to terminate, its relationship with such Company Bank for performance, Loan quality or concern with respect to such Company Bank’s compliance with applicable Law or that Company Bank is in default with respect to any Applicable Requirements.

(d)(i) each Mortgage Loan was underwritten in accordance with all Applicable Requirements, and all prior transfers, if any, of each Mortgage Loan have been, and the transactions herein contemplated are, in material compliance with all Applicable Requirements; and (ii) each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.

(e)Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related property, in each case, on such forms and with such terms as comply with all Applicable Requirements, other than where such failure to be in compliance would not be expected to cause a Material Adverse Effect. Since January 1, 2018, No right of rescission, set-off, counterclaim, or defense has been successfully asserted with respect to a Mortgage Loan (including any Paid Off Loan or Sold Mortgage Loan), nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by the applicable Company Bank, in whole or in part, or subject to any right of rescission (except any Mortgage Loans held for sale by such Company Bank which are closed but not funded), set-off, counterclaim or defense, including the defense of usury. For purposes of this Section 3.30(e), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid Off Loans.

(f)With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(g)Except as set forth on Section 3.30(g) of the Disclosure Schedule, none of Company or any Company Subsidiary has serviced any Mortgage Loan originated by it or any

Mortgage or similar Loan originated by its Affiliate or any third party, and neither Company Bank is a party to any contract that has, does or could provide for such Company Bank’s servicing of any Mortgage Loan.

(h)There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or Pipeline Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or Pipeline Loan or the application of any insurance proceeds with respect to a Mortgage Loan mortgaged property for which either Company Bank is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(i)Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, neither Company Bank is now, nor has it been since January 1, 2018, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Entity, an Insurer or an Investor, relating to the origination, sale or servicing of Mortgage Loans.

3.31    Pipeline Loans; Mortgage Loans Held for Sale.

(a)Section 3.31(a) of the Disclosure Schedule sets forth a list and description of all Pipeline Loans as of the date of this Agreement, which list is kept in accordance with each Company Bank’s past practice and which description includes, if known, with respect to each Pipeline Loan: (i) the loan number of the Pipeline Loan; (ii) the immediately anticipated principal balance of the Pipeline Loan; (iii) the interest rate (for Locked Pipeline Loans only); (iii) the product type; (iv) the city and state in which the residential property securing such Pipeline Loan is located; (v) the closing date; (vi) whether the Pipeline Loan has been approved by the applicable Company Bank and the applicable Investor; and (vii) whether the Pipeline Loan constitutes a Locked Pipeline Loan or an Unlocked Pipeline Loan. Company shall update Section 3.31(a) of the Disclosure Schedule as of the Closing Date the information in items (i) through (vii) of this Section 3.31(a) with regard to the Pipeline Loans of each Company Bank.

(b)Section 3.31(b) of the Disclosure Schedule sets forth a list and description of all Mortgage Loans held for sale by each Company Bank, which description includes, with respect to each Mortgage Loan: (i) the loan number of the Mortgage Loan; (ii) the principal balance of the Mortgage Loan; (iii) the interest rate; (iv) the product type; (v) the Investor for the Mortgage Loan; (vi) the remaining amortization; (vii) the origination date; (viii) the maturity date; (ix) the applicable Mortgage insurance, if any; (x) the guarantor, if any; (xi) the city and state in which the residential property securing the Mortgage Loan is located; and (xii) the anticipated date on which an Investor is expected to purchase such Mortgage Loan. Company shall update Section 3.31(b) of the Company Schedule as of the Closing Date to disclose the information in items (i) through (xii) of this Section 3.31(b) with regard to the Mortgage Loans of each Company Bank held for sale.

(c)All interest rate locks on Locked Pipeline Loans have been conducted and managed in the applicable Company Bank’s ordinary course of business consistent with past practice and customary Mortgage banking practices.

(d)Neither Company Bank conducts or manage hedging arrangements on any Mortgage Loans.

(e)No Pipeline Loan was previously rejected for purchase by any Investor or for insurance by any Insurer.

(f)Neither Company Bank has received any notice that any Governmental Entity proposes to limit or terminate the underwriting authority of such Company Bank or to increase the guarantee fees payable to any such Governmental Entity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB

Except as disclosed in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided, that each exception set forth on any such Disclosure Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation and notwithstanding the absence of a specific cross-reference)), Parent and, upon its formation and execution of the Accession Agreement and subject to Section 6.14, Merger Sub, hereby represent and warrant to Company as follows:

4.1    Corporate Organization.
(a)Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa. Parent has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Parent Material Adverse Effect. True and complete copies of Parent’s articles of incorporation and Parent’s bylaws, as in effect as of the date of this Agreement, have previously been furnished or made available by Parent to Company. Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

(b)Once formed, Merger Sub will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa and will have the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and to consummate the transactions contemplated hereby.

4.2    Authority; No Violation.

(a)Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by all necessary corporate action on the part of Parent. No other corporate proceedings (including any approvals of Parent’s shareholders) on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the formation of Merger Sub and its execution of the Accession Agreement. This Agreement has been duly and validly executed and delivered by Parent. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by Remedies Exceptions.

(b)Once formed, Merger Sub will have full corporate power and authority and will be duly authorized to execute and deliver the Accession Agreement binding Merger Sub to the terms hereof and to consummate the transactions contemplated hereby. At the Closing, the Accession Agreement to be executed and delivered by Merger Sub will have been duly executed and delivered by Merger Sub, and assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the Accession Agreement will constitute the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, except to the extent that enforceability may be limited by any Remedies Exceptions.

(c)Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will: (i) violate any provision of Parent’s articles of incorporation or bylaws or the articles of incorporation or bylaws of Merger Sub; or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained: (A) violate any Law, judgment, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to have a Parent Material Adverse Effect.

4.3    Consents and Approvals. Except as set forth in Section 3.4, Section 3.4 of the Disclosure Schedule, Section 4.3 of the Disclosure Schedule and for the notices, consents, approvals, non-objections, waivers and authorizations required in connection with (a) the filing of the Articles of Merger with the Secretary of State of the State of Iowa pursuant to the IBCA; (b) the filing of the Bank Merger Certificates, and the expiration or termination of any waiting periods thereunder, no notices to, consents approvals or non-objections of, waivers or authorizations by or applications, filings or registrations with any Governmental Entity or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with: (i) the execution and delivery by Parent and Merger Sub of this Agreement; or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such notices, consents, approvals, non-objections, waivers, authorizations, filings or registrations that would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, Parent has no Knowledge why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement would not be obtained on a timely basis.

4.4    Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

4.5    Merger Sub. Once formed, all of the issued and outstanding capital stock of Merger Sub will be owned by Parent. Prior to the Effective Time, Merger Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.6    Broker’s Fees. Except for Piper Sandler & Co., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.7    Financial Ability. Parent will have as of the Closing Date sufficient funds available for it to pay the Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each Company Subsidiary to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice; (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships; (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; (d) comply in all material respects with all applicable Law; (e) perform in all material respects under each of the Material Contracts set forth in Section 3.14(a) of the Disclosure Schedule; (f) maintain and keep its properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; and (g) maintain each Company Bank’s ALLL in accordance with past practices and methodologies existing as of the date hereof, and GAAP (provided, however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity).

5.2    Forbearances of Company. In furtherance and not in limitation of Section 5.1, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly contemplated or required by this Agreement or applicable Law, Company shall not, and shall not permit any Company Subsidiary to, do any of the following, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a)(i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business with prices, terms and conditions consistent with past practice); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(b)(i) adjust, split, combine or reclassify any of its capital stock; make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock or other equity or voting securities, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock or other equity or voting securities, except (A) any dividends paid by any of the Subsidiaries of Company to Company or any of its wholly-owned Subsidiaries or (B) any regularly-scheduled, quarterly cash dividends that are paid by Company to Company’s shareholders consistent with Company’s past practice provided the amount of such dividend does not exceed the lesser of (A) $0.15 per calendar quarter; and (B) such amount that at the time of payment does not, and at Closing could not reasonably be expect to, cause the Closing Tangible Book Value to be less than the Target Tangible Book Value; (ii) issue, grant, sell, transfer, encumber or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any equity-based awards or interests or other rights of any kind to acquire its capital stock; or (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;
(c)(i) except for sales of securities permitted by Section 5.2(k) or sales in the ordinary course of business consistent with past practice, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly-owned Company Subsidiary; or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(d)acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, in either case, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)except as required under applicable Law, the terms of any Company Benefit Plan as in effect on the date hereof or as set forth on Section 5.2(e) of the Disclosure Schedule: (i) enter into, adopt, amend or terminate any Company Benefit Plan or employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any Company Subsidiary that would be a Company Benefit Plan if in effect on the date hereof; (ii) grant any rights to severance, retention or change in control compensation to any current or former employee, officer, director or consultant of Company or any Company Subsidiary; (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant of Company or any Company Subsidiary in an amount in excess of 3%; (iv) grant or accelerate the vesting of any equity or equity-based awards for the benefit of any current or former employee, officer, director or consultant of Company or any Company Subsidiary; (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any Company Subsidiary; (vi) provide any funding for any rabbi trust or similar arrangement; or (vii) hire or terminate the employment (other than for cause) of any employee of Company or any Company Subsidiary who has or would have a base salary or annualized base wage rate greater than $75,000;

(f)commence, settle or compromise any litigation, claim, suit, action or proceeding, except for: (i) settlements: (A) involving only monetary remedies with a value not in excess of $25,000, with respect to any individual litigation, claim, suit, action or proceeding or $50,000, in the aggregate; and (B) that does not involve or create an adverse precedent for any litigation, claim, suit action or proceeding that is reasonably likely to be material to Company and the Company Subsidiaries taken as a whole (or following the Closing, Parent and its Subsidiaries taken as a whole); and (ii) the commencement of any litigation, claim, suit action or proceeding (including actions of repossession, replevin, quiet title and foreclosure with respect to real or personal property) in the ordinary course of business consistent with past practice;

(g)(i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations; or (ii) waive or release any material rights or claims other than in the ordinary course of business consistent with past practice;

(h)(i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred by Company’s independent auditors or in regulatory accounting principles as concurred by Company’s regulators; or (ii) except as may be required by GAAP or by Company’s independent auditors or regulators, regulatory accounting principles or and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i)(i) make any material change in any method of Tax accounting; (ii) make, change or revoke any material Tax election; (iii) file any material amended Tax Return; (iv) settle or compromise any material liability for Taxes; (v) enter into any closing agreements; or (vi) surrender any right to claim a refund of a material amount of Taxes;

(j)amend its articles of incorporation, bylaws or comparable organizational documents, or otherwise take any action to exempt any Person from any provision of its articles of incorporation, bylaws or comparable organizational documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly-owned Subsidiaries);

(k)restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities that would be considered “high risk” securities under applicable regulatory pronouncements, it being understood that the foregoing does not prohibit the reinvestment of the proceeds of maturing investment securities into short-term investment securities of the type currently held in Company’s investment securities portfolio;

(l)enter into, modify, amend or terminate any material contract which obligates Company to make or entitles Company to receive payments in excess of $25,000, other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

(m)change in any material respect the credit policies and collateral eligibility requirements and standards of Company except as required by applicable Law, regulation or polices imposed by any Governmental Entity;

(n)permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility of Company or any Company Subsidiary, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;

(o)except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business;

(p)change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, except as required by any Law or a Governmental Entity;

(q)make, or commit to make, any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(r)make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment, except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(r) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,000,000 or amend or modify in any material respect any such Loan relationship, or renew, amend or modify in any material respect any Loan in any manner that would result in any principal forgiveness, or effect any uncompensated release of collateral (i.e., at a value below the fair market value thereof as determined by the Company) without, in each case, previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, President or such other representative as may be designated in writing by Parent), including providing Parent (at least three Business Days prior to making, acquiring, renewing, amending or modifying any Loan or issuing any commitment with respect thereto) with a copy of the Loan underwriting analysis and credit memorandum with respect thereto and the basis of the credit decision of Company or such Company Subsidiary; open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(s)establish any new Subsidiary;

(t)fail to take any action that is required by any Company Regulatory Agreement;

(u)other than ordinary course retail banking transactions, enter into, modify, amend or terminate any agreement or arrangement directly or indirectly between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly-owned Subsidiaries), on the other hand, or any agreement or arrangement pursuant to which any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any Company Subsidiary) or Affiliate of Company (other than Company and its direct or indirect wholly-owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly-owned Company Subsidiary, on the one hand, and any non-wholly-owned Company Subsidiary, on the other hand;

(v)reduce the ALLL through negative provision, unless required in writing to do so by any Regulatory Agency;

(w)book, renew or accept any brokered deposit (as defined in 12 C.F.R. 337.6(a)(2)), including any deposit that pays an effective annual yield that exceeds 0.65% (collectively, “Brokered Deposits”);

(x)charge-off any Loan or other extension of credit having an outstanding principal amount greater than $50,000 prior to consulting with Parent as to the amount of such charge-off;

(y)prepay any indebtedness or similar arrangement so as to cause Company or Company Bank to incur any prepayment penalty with respect thereto;

(z)fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof; or

(aa)agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)Each of Parent and Company shall, and shall cause its respective Subsidiaries to, use their respective reasonable best efforts to: (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby (including the Merger and the Bank Merger), including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby; and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, but in any event within 45 days after the date of this Agreement, all necessary documentation, and effect all applications, notices, petitions and filings to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all public, non-confidential substantive written applications submitted to any Governmental Authority in connection with the Regulatory Approvals; provided, however, in no event shall either party be obligated to provide to the other party any confidential portions of such documentation prepared to effect any applications, notices, petitions or filings with respect to any Regulatory Approval. Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law: (i) each of Parent and Company shall promptly furnish the other with copies of the non-confidential portions of notices or other communications received by it or any of its respective Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement; and (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance any proposed non-confidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.
(d)Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require any party hereto to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any Regulatory Approval that would: (i) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Parent or Company; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Parent or any of its Subsidiaries; (iii) require any Person other than Parent to guaranty, support or maintain the capital of Parent Bank or the Surviving Corporation, as applicable, after the Closing Date; (iv) cause any Person other than the Surviving Corporation to be deemed to control Parent Bank or either Company Bank after the Closing Date; or (v) require any contribution of capital to Company, either Company Bank or Parent Bank at the Closing (any of the foregoing, a “Burdensome Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Burdensome Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by applicable Law or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

6.2    Access to Information.

(a)Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and the Company Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and the Company Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or any Company Subsidiary; provided that Company shall not be required to (or to cause any Company Subsidiary to) provide such information or access to the extent that doing so would violate applicable Law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege, in which case the parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements.

(b)Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c)From and after the date hereof, Company shall provide Parent with an unaudited balance sheet for Company as of the end of each calendar month within seven days of the end of such month (an “Unaudited Monthly Financial Statement”). Any Unaudited Monthly Financial Statement shall: (i) be prepared from, and in accordance with, the books and records of Company and the Company Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, and consolidated financial position of Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) comply as to form in all material respects with applicable accounting requirements; (iv) be prepared in accordance with GAAP consistently applied during the periods involved; and (v) be prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Recent Company Balance Sheet.

6.3    Shareholder Approval.

(a)Company shall as promptly as practicable prepare a proxy statement relating to the Company Shareholders Meeting (the “Proxy Statement”) that conforms with the requirements of the IBCA and applicable Law, including the requirements of any federal or state securities Law, and mail to its shareholders as promptly as reasonably practicable, but in no event later than 30 days after the date of this Agreement, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting and, to the extent required by applicable Law, as promptly as reasonably practicable prepare and distribute to Company shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting. Parent shall cooperate with Company in connection with the preparation of the Proxy Statement, including furnishing Company upon request with such information regarding Parent, Merger Sub or their respective Affiliates and the plans of such Persons for the Surviving Corporation after the Effective Time required to comply with the IBCA with respect to disclosures to shareholders. The information supplied by Parent for inclusion in the Proxy Statement or any amendment or supplement thereto shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company shall provide Parent and its Representatives a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to disseminating to the shareholders of Company, and Company shall consider any comments proposed by Parent in good faith. Parent agrees to promptly notify Company if at any time prior to the Company Shareholders Meeting any information provided by Parent or its Affiliates in the Proxy Statement, or any amendment thereto, becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(b)Subject to Section 8.1, Company shall take all action necessary in accordance with the IBCA and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable, but in no event later than 65 days after the date of this Agreement, for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”), and, except in the case of a Company Adverse Recommendation Change pursuant to Section 6.9(f), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat and shall include the Company Board Recommendation in the Proxy Statement. Company agrees that its obligations pursuant to this Section 6.3(b) to convene and hold the Company Shareholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Company Takeover Proposal or by the effecting of a Company Adverse Recommendation Change.

(c)Company shall cooperate with and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders Meeting: (i) to the extent required by applicable Law; (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting; or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). In addition, if at any time following the dissemination of the Proxy Statement, either Company or Parent reasonably determines in good faith that the Requisite Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting, then on a single occasion and prior to the vote contemplated having been taken, each of Company and Parent shall have the right to require a single adjournment or postponement of the Company Shareholders Meeting; provided, that no such adjournments or postponements shall delay the Company Shareholders Meeting by more than 30 days from the originally scheduled date. During any such period of adjournment or postponement, Company shall continue in all respects to comply with its obligations under this Section 6.3 and Section 6.9. Except as set forth in this Section 6.3, Company shall not have any obligation to postpone or adjourn the Company Shareholders Meeting.

6.4    Public Disclosure. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and Company. Thereafter, each of the parties agrees that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.5    Employee Benefit Matters.
(a)To the extent that an employee of Company or a Company Subsidiary immediately prior to the Closing (collectively, the “Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries following the Closing (other than any employee benefit plans maintained by Company or any Company Subsidiary immediately prior to the Closing and continued following the Closing), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or any Company Subsidiary for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not: (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan; or (iii) apply for purposes of any plan, program or arrangement: (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service; or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and the Company Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Parent shall make commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan (excluding any Company Benefit Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(b)Employment Agreements. Each of the employment agreements as listed in Section 6.5(b) of the Disclosure Schedule, shall be cancelled immediately prior to the Effective Time and, subject to execution of a cancellation agreement in form and substance reasonable acceptable to Parent, each corresponding employee shall be paid the amount set forth in Section 6.5(b) of the Disclosure Schedule in a single lump sum in full satisfaction of such agreement. To the extent any such payments require prior regulatory approval preceding payment, such payments shall be paid upon the later of (i) immediately preceding the Effective Time, or (ii) within 30 days following receipt of all required regulatory approvals. All amounts payable pursuant to this Section 6.5(b) shall be included as Transaction Expenses for the purposes of calculating Closing Tangible Book Value as of the Calculation Date.

(c)Parent Employment-Related Agreements. Subject to any applicable regulatory requirements or approvals, Company will use its reasonable best efforts to, within 60 days after the date hereof, take all reasonable steps necessary to obtain with respect to each individual set forth on Section 6.5(c) of the Disclosure Schedule a duly executed employment-related agreement in a form reasonably acceptable to Parent (the “Employment-Related Agreements”), the nature of which is more particularly described on Section 6.5(c) of the Disclosure Schedule.

(d)2021 Performance Bonuses. All Company or Company Subsidiary annual performance bonuses for calendar year 2021 shall be paid prior to the Effective Time at the discretion of Company; provided such amounts, in the aggregate, are not in excess of $250,000; provided, however, such amount shall be included as a Transaction Expense for the purposes of calculating Closing Tangible Book Value as of the Calculation Date.

(e)2021 Profit Sharing Contribution. Company shall make a 2021 profit sharing contribution of not more than $300,000 to Company’s the Iowa First Bancshares Corp. 401(k) Plan with Employee Stock Ownership Provisions, with such contributions to be made prior to the Effective Time at the discretion of Company; provided, however, such amount shall be included as a Transaction Expense for the purposes of calculating Closing Tangible Book Value as of the Calculation Date.

(f)Company Deferred Compensation Plan. Company shall make matching contributions to the deferred compensation plan for calendar year 2021 of not more than $27,500, with such contributions to be made prior to the Effective Time; provided, however, such amount shall be included as a Transaction Expense for the purposes of calculating Closing Tangible Book Value as of the Calculation Date. Company will, or will cause the appropriate Subsidiary to, terminate and fully liquidate all deferred compensation plans sponsored, offered or maintained in effect by Company or any Company Subsidiary prior to the Closing Date by paying the amounts due to each participant thereunder, with such termination and liquidation to be accomplished in a manner reasonably satisfactory to Parent and in compliance with Section 409A of the Code and the regulations thereunder.

(g)Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to: (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and the Company Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and the Company Subsidiaries), or constitute or create an employment agreement with any employee.

(h)Severance.  Parent shall provide (or cause to be provided) to each Covered Employee whose employment with Parent or Subsidiary is terminated by Parent or

Subsidiary on the Closing Date or at any time within 12 months thereafter, severance benefits that are no less favorable than those described in Section 6.5(h) of the Disclosure Schedule consistent with Parent’s standard practices; provided, however, such severance benefits shall not be available to any Covered Employee that terminates his or her own employment voluntarily (unless such termination is the result of a constructive termination), whose employment is terminated by Parent or Subsidiary for “cause,” or who is entitled to severance or similar benefits through any other agreement, plan or Company Benefit Plan. For purposes of this Section 6.5(h), the following shall constitute a “constructive termination”: (i) any reduction in a Covered Employee’s base salary by 15% or more; or (ii) any requirement that a Covered Employee relocate from their current place of employment to a new place of employment that is 30 miles or more from such current place of employment; provided in each case, (A) such employee has provided written notice to Parent specifying the circumstances alleged to constitute a constructive termination within 30 days following the first occurrence of such circumstances; (B) Parent shall have 30 days following receipt of such notice to cure such circumstances; and (C) if Parent has not cured such circumstances within such 30-day period, such employee shall terminate his or her employment not later than 30 days after the end of such 30-day period; provided, further, a “constructive termination” shall not apply to any Covered Employee who is a party to an employment or similar agreement with Company, Company Subsidiary, Parent or Subsidiary.

6.6    Termination of 401(k) Plan. Prior to the Effective Time and subject to the consummation of the Merger, Company shall cause to be adopted resolutions of Company’s board of directors, and shall take all other steps necessary, to terminate, and/or terminate its participation in, any and all Company Benefit Plans intended to comply with Section 401(k) of the Code, specifically including the Iowa First Bancshares Corp. 401(k) Plan with Employee Stock Ownership Provisions (collectively, the “401(k) Plan”). Such termination shall be effective no later than immediately preceding the Effective Time. In furtherance thereof, Company agrees that Parent shall be authorized and permitted to appoint a committee (the “Committee”), if necessary, to serve from and after the Effective Time to complete all administration related to the termination of the 401(k) Plan not completed prior to the Effective Time, and to serve as plan administrator of any 401(k) Plan. Company further agrees with respect to any 401(k) Plan being terminated: (a) to amend the 401(k) Plan, as necessary, to accomplish the termination and reserve the power in the Committee to further amend the 401(k) Plan following the date of termination to the extent necessary to comply with applicable Law or to facilitate the termination thereof and obtain from the IRS a favorable determination letter as to the effect of the termination on the qualified status of the 401(k) Plan; (b) authorize the filing of the 401(k) Plan by the Committee with the IRS for a determination letter as to the effect of the termination on the qualified status of the 401(k) Plan, and authorize the payment of the application fee in connection therewith; and (c) provide for the distribution of benefits from the 401(k) Plan as permitted under applicable Law in connection with such termination after receipt of such favorable determination letter. Following the effective date of the termination of the 401(k) Plan, no distributions shall be made from the 401(k) Plan except: (i) as may be required by applicable Law; or (ii) in accordance with the terms of the 401(k) Plan regarding distributable events in the ordinary course other than due to such termination of the 401(k) Plan (e.g., retirement or termination of employment), until receipt of such favorable determination letter.

6.7    Additional Agreements. Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Company Subsidiary, on the other) or to vest the Surviving Corporation or Parent with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.8    Indemnification; Directors’ and Officers’ Insurance.

(a)For six years after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, amounts paid in settlement (subject to the prior consent of Parent) or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Merger and all transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company or any Company Subsidiary, as the case may be, would have been permitted under their respective organizational documents in effect on the date of this Agreement subject to limitations imposed by applicable Law to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, the Person to whom such expenses are advanced provides an undertaking to Parent to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)Prior to the Effective Time, Company shall obtain an extended reporting period (otherwise known as “tail coverage”) policy with respect to all liability insurance policies of Company and Company Bank existing as of the date hereof and for which tail insurance is available, for a period of six years from the Effective Time, including a single-premium prepaid “tail” directors’ and officers’ liability insurance policies covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”). Subject to this Section 6.7(b), the Company shall pay the premium for the Tail Policy, and the Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of Company and each Company Bank; provided, however, that if Company is unable to maintain or obtain the Tail Policy called for by this Section 6.7(b), Company shall obtain as much comparable insurance as is available at a cost in the aggregate for such six-year period up to 225% of the current annual premium; provided, further, that officers and directors of Company and each Company Bank may be required to make application and provide customary representations and warranties to Company and such

Company Bank’s insurance carrier for the purpose of obtaining such Tail Policy. The Tail Policy shall be subject to Parent’s review and approval, in Parent’s reasonable discretion.

(c)The provisions of this Section 6.8 are intended to be for the benefit of and shall be enforceable by, each present and former director and officer of Company or any Company Subsidiary.

6.9    No Solicitation.
(a)Except as expressly permitted by this Section 6.9, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, Company shall, and shall cause each of its Affiliates and its and their respective officers, directors, employees and agents, and shall use reasonable best efforts to cause each of its financial advisors, investment bankers, attorneys, accountants and other representatives (collectively with its Affiliates and its and their respective officers, directors, employees and agents, “Representatives”) to: (i) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal; and (ii) not, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal; or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.

(b)Company shall, and shall cause its Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of Company or its Affiliates in the possession of such Person or its Representatives. Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under: (i) any standstill provision in any agreement to which Company or any of its Affiliates is a party; or (ii) any confidentiality provision in any agreement to which Company or any of its Affiliates is a party other than, with respect to this clause (ii), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, knowingly encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal. Company shall, and shall cause its Affiliates to, enforce the confidentiality and standstill provisions of any such agreement, and Company shall, and shall cause its Affiliates to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions.
(c)Notwithstanding anything to the contrary contained in Section 6.9(a), if at any time after the date of this Agreement and prior to obtaining the Requisite Shareholder

Approval, Company or any of its Representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any Person that did not result from Company’s, its Affiliates’ or their respective Representatives’ breach of Section 6.9, and if the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then Company and its Representatives may: (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person who has made such Company Takeover Proposal and its Representatives; provided, that Company shall concurrently with the delivery to such Person provide to Parent any non-public information concerning Company or any Company Subsidiary that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent; and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. Company shall promptly (and in any event within one Business Day) notify Parent if Company furnishes non-public information or enters into discussions or negotiations as provided in this Section 6.9(c).

(d)Company shall promptly (and in no event later than one Business Day after receipt) notify Parent in writing in the event that Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to Company or any Company Subsidiary that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (and in no event later than one Business Day after receipt) providing to Parent copies of any written correspondence, proposals, indications of interest, and draft agreements relating to such Company Takeover Proposal). Company agrees that it and its Affiliates will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.9.

(e)Except as expressly permitted by Section 6.9(f), the board of directors of Company shall not: (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Company Board Recommendation; or (B) adopt, approve or recommend to shareholders of Company, or publicly propose to adopt, approve or recommend to shareholders of Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or (ii) authorize, cause or permit Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.9(c)) (a “Company Acquisition Agreement”).

(f)Notwithstanding anything to the contrary set forth in the preceding Section 6.9(e), if prior to the time the Requisite Shareholder Approval is obtained, but not after, in response to the receipt of a bona fide, unsolicited written Company Takeover Proposal subsequent to the date of this Agreement, the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that: (i) the Company Takeover Proposal did not result from a breach of Section 6.9; (ii) the Company Takeover Proposal constitutes a Superior Proposal; and (iii) the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law, the board of directors of Company may, subject to compliance with this Section 6.9, effect a Company Adverse Recommendation Change relating to such Superior Proposal, subject to paying the Termination Fee in accordance with Section 8.3 in the event this Agreement is terminated by Parent pursuant to Section 8.1(f); provided, however, that prior to so effecting a Company Adverse Recommendation Change pursuant to this Section 6.8(f): (1) Company has given Parent at least five Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the Person making, any such Superior Proposal and has contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to Company, a written summary of the terms thereof); (2) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal; (3) upon the end of such notice period, the board of directors of Company shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to approve or recommend such Superior Proposal, or enter into a definitive agreement relating to such Superior Proposal, would be inconsistent with the directors’ fiduciary duties under applicable Law; and (4) in the event of any change to any of the material financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time Company shall be required to comply with the requirements of this Section 6.9(f) anew with respect to such additional notice, including clauses (1) through (4) above of this proviso; and provided, further, that Company has complied in all material respects with its obligations under this Section 6.9. Notwithstanding anything to the contrary contained herein, neither Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

6.10    Takeover Statutes. Company and the Company Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and Company and the members of their respective boards of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.11    Notice of Changes.
(a)Parent and Company shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Parent Material Adverse Effect or Material Adverse Effect, as applicable, on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

(b)Parent and Company shall each promptly advise the other party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. Company shall promptly notify Parent of any notice or other communication from any party to any Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement.

6.12    Transaction Litigation. Company shall give Parent the opportunity to participate, at Parent’s expense, in Company’s defense or settlement of any shareholder litigation against Company or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Company or its directors, executive officers or similar Persons by any shareholder of Company relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13    Allowance for Loan and Lease Losses. Company shall cause each Company Bank to ensure its ALLL, as of the Effective Time, is in compliance with and sufficient to satisfy such Company Bank’s existing methodology for determining the adequacy of its ALLL as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards, including GAAP. If the ALLL for either Company Bank fails to satisfy such standards on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the ALLL of such Company Bank as of the Calculation Date to an amount necessary to satisfy all applicable standards and methodologies.

6.14    Formation of Merger Sub; Execution of Accession Agreement. No later than 10 Business Days prior to the Closing, Purchaser shall form, or shall cause to be formed, Merger

Sub and shall take all necessary actions to cause Merger Sub to execute the Accession Agreement within one Business Day following such formation. Immediately upon the full execution of the Accession Agreement by the parties, Merger Sub shall be treated as a party hereto for all purposes as if it had executed this Agreement on the date hereof. Notwithstanding the foregoing, each representation and warranty made by or with respect to Merger Sub shall be deemed to be made on, and any references to the date of this Agreement with respect thereto shall refer to, the date of Merger Sub’s execution of the Accession Agreement.

6.15    Title Insurance. As soon as reasonably practicable and in no event later than 20 Business Days following the date of this Agreement, Company will deliver or cause to be delivered to Parent a title commitment on the ALTA Form 2006 Owner’s Policy of Title Insurance (each a “Title Commitment” and collectively, the “Title Commitments”) issued by a title company satisfactory to Parent (the “Title Company”), committing to insure Parent’s title in each parcel of Owned Real Property as of the Effective Time for the amount listed on Section 6.15 of the Disclosure Schedule. In connection therewith, Company shall take all commercially reasonable actions necessary to cause the so-called “standard printed exceptions” and any exceptions to title (other than the Permitted Encumbrances) reasonably objected to by Parent in writing within 30 days after receipt of the Title Commitments to be deleted from the Title Commitments and the Title Policies. Company will deliver or cause the Title Company to deliver to Parent, promptly after the Closing Date, an owners title insurance policy issued by the Title Company in form and substance reasonably satisfactory to Parent, insuring Parent’s title to each parcel of Owned Real Property (each a “Title Policy,” collectively, the “Title Policies”), subject only to the Permitted Encumbrances. Company will pay the premium for each owner’s standard policy at Closing and Parent will pay the costs associated with deletion of the standard printed exceptions or any endorsements to the standard Title Policy required by Parent.

6.16    MidWestOne Foundation Donation. Company agrees to make a donation of $250,000 to the MidWestOne Foundation, which will be payable at or prior to the Closing.

6.17    Term Loan Payoff. Subject to receipt of any approvals required from any Governmental Entities, Company shall pay all amounts owing pursuant to the Term Loan provided, however, if the Term Loan is not paid in full on or before the Calculation Date, the parties shall include as an accrual in the calculation of Closing Tangible Book Value, the full amount owing pursuant to the Term Loan including accrued interest and fees through the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a)Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(b)Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby (including the Merger), including those set forth in Section 7.1(b) of the Disclosure Schedule, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c)No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Closing is also subject to the satisfaction of or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2(b), Section 3.3(a), Section 3.10, Section 3.18 and Section 3.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (ii) each of the representations and warranties of Company set forth in Section 3.2(a), Section 3.8(a) and Section 3.15 shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 3.2(a)) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (iii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of this clause (iii), where the failure to be so true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)Officer’s Certificate. Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)No Burdensome Condition. The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall not result in any Burdensome Condition.

(e)Appraisal Rights. Holders of not more than 15% of the outstanding shares of Company Common Stock shall have duly exercised their appraisal rights under Division XIII of the IBCA.

(f)FIRPTA Certificate. Company shall have delivered a duly executed certificate based on the format set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), satisfactory to Parent in form and substance and dated as of the Closing Date, to the effect that Company is not a foreign person within the meaning of Section 1445 of the Code.

(g)Employment-Related Agreements. Parent shall have received a duly executed copy of each Employment-Related Agreement set forth in Section 7.2(g) of the Disclosure Schedule, and each such agreement shall be in full force and effect as of the Effective Time.

(h)Closing Tangible Book Value. The Closing Tangible Book Value as of the Calculation Date shall not be less than the Minimum Tangible Book Value.

7.3    Conditions to Obligations of Company. The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a) and Section 4.6 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)Officer’s Certificate. Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a)by mutual written consent of Company and Parent;

(b)by either Company or Parent, if the Closing shall not have occurred on or before the End Time (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

(c)by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or in the case of the obligation of Parent to effect the Closing, if any Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition;

(d)by Company, if Parent or Merger Sub has breached, is in breach of or has failed to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement in any respect, which breach or failure to perform would, individually or together with all such other then-uncured breaches by Parent and Merger Sub, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of: (i) the End Time; and (ii) the 30th day after written notice thereof to Parent describing such breach or failure in reasonable detail, or by its nature or timing cannot be cured within such time period;

(e)by Parent, if Company has breached, is in breach of or has failed to perform any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach or failure to perform would, individually or together with all such other then-uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of: (i) the End Time; and (ii) the 30th day after written notice thereof to Company describing such breach or failure in reasonable detail, or by its nature or timing cannot be cured within such time period;

(f)by Parent, if prior to receipt of the Requisite Shareholder Approval, Company shall have: (i) failed to make the Company Board Recommendation; (ii) failed to comply with its obligations under Section 6.9 or Section 6.3(a) or (b); or (iii) made a Company Adverse Recommendation Change; or

(g)by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting.

8.2    Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that: (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (General Provisions) shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3    Termination Fee.
(a)In the event that: (i) a Company Takeover Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal involving Company after the date of this Agreement; (ii) thereafter this Agreement is terminated: (A) by Parent or Company pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained); or (B) by Parent pursuant to Section 8.1(e); and (iii) prior to the date that is 12 months after the date of such termination Company enters into a definitive agreement with respect to or consummates any transaction included within the definition of Company Takeover Proposal (an “Alternative Transaction”), then Company shall pay Parent the Termination Fee upon the earlier of Company entering into such definitive agreement or the consummation of such Alternative Transaction (regardless of when such consummation occurs); provided, that for the purpose of clause (iii) above only, all references in the definition of Company Takeover Proposal to “20%” shall instead refer to “50%.” “Termination Fee” means $1,900,000 (the “Termination Fee”) and in all cases shall be paid by wire transfer of immediately available funds.

(b)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c)Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), then: (i) Company shall reimburse Parent for all reasonable costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced; and (ii) Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(d)If this Agreement is terminated by Company or Parent and Company pays the Termination Fee to Parent pursuant to Section 8.3(a) or (b), the parties agree that such Termination Fee shall be the sole and exclusive remedy of Parent (including any remedy for specific performance) for any losses or damages incurred by Parent arising from the termination of this Agreement pursuant to any section giving rise to Company’s obligation to pay such amount, as agreed-upon liquidated damages.

8.4    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1    Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.2    Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by electronic mail (with receipt confirmed), by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)if to Company, to:

Iowa First Bancshares Corp.
300 East 2nd Street
Muscatine, Iowa 52761
Attention: D. Scott Ingstad
Email: dingstad@fnbmusc.com

with a copy (which shall not constitute notice) to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Attention: Abdul R. Mitha
Email: abdul.mitha@bfkn.com

(b)if to Parent or Merger Sub, to:

MidWestOne Financial Group, Inc.
102 South Clinton Street
Iowa City, Iowa
Attention: Charles N. Funk
Email: cfunk@midwestone.com

with a copy (which shall not constitute notice) to:

Otteson Shapiro LLP
7979 East Tufts Avenue, Suite 1600
Denver, Colorado 80237
Attention: Christian E. Otteson
Email: ceo@os.law

All notices and other communications shall be deemed to have been given: (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by electronic mail; (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one Business Day after being deposited with a reputable overnight courier.

9.3    Interpretation. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (d) the word “or” shall not be exclusive; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time; and (g) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules, regulations and guidance promulgated under the statute) and references to any section of any statute or regulation include any successor to such section. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.4    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other electronic means such as “.pdf” files) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5    Entire Agreement. This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule and other documents and the instruments referred to herein), the Voting and Support Agreement, the Confidentiality Agreement and, upon its full execution and delivery, the Accession Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6    Governing Law; Venue; WAIVER OF JURY TRIAL

(a)This Agreement shall be governed and construed in accordance with the Laws of the State of Iowa, without regard to any applicable conflicts of law.

(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Johnson County, Iowa (the “Iowa Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Iowa Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Iowa Courts; (iii) waives any objection that the Iowa Courts are an inconvenient forum or do not have jurisdiction over any party; and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.2.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICATION LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives: (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9.8    Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable to Company than those applicable to Parent that are contained in the Confidentiality Agreement.

“Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Applicable Requirements” means and includes, as of the time of reference, with respect to a Company Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage Loans, all contractual, legal and other obligations of such Company Bank (including any contained in a Mortgage Loan document or any Governmental Entity guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).

“Balance Sheet Date” means December 31, 2020.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in the State of Iowa are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Calculation Date” means the fifth Business Day prior to the Closing Date.

“Closing Tangible Book Value” means the amount, as of the Calculation Date, equal to: (a) the sum of “common stock,” “additional paid-in capital” and “retained earnings” (including accumulated other comprehensive income (loss)); minus (b) the book value of all intangible assets, including “goodwill,” in each case of Company, on a consolidated basis, as determined under GAAP, prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Recent Company Balance Sheet, and as mutually agreed by Company and Parent; provided that for purposes of calculating Closing Tangible Book Value, (x) there shall be included, without duplication, deductions or accruals made for (i) all Transaction Expenses, determined on an “after-tax basis” (but only to the extent such expense is tax deductible by Parent after Closing); and (ii) any amount required to be added to the ALLL pursuant to Section 6.13; and (y) no accrual shall be made for the donation contemplated by Section 6.16 (and to the extent such donation shall have been previously paid or accrued, the final calculation of Closing Tangible Book Value shall be increased by the amount thereof).

“Company Closing Shares” means a number equal to the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares.

“Company Takeover Proposal” any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions: (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Company or any Company Subsidiary; (b) any acquisition of 20% or more of the outstanding Company Common Stock or securities of Company representing more than 20% of the voting power of Company; (c) any acquisition (including the acquisition of stock in any Company Subsidiary) of assets or businesses of Company or any Company Subsidiary, including pursuant to a joint venture, representing 20% or more of the consolidated assets, revenues or net income of Company; (d) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more to the outstanding Company Common Stock or securities of Company representing more than 20% of the voting power of Company; or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of Company other than the Company Common Stock) involved is 20% or more.

“Confidentiality Agreement” means that certain letter confidentiality agreement, dated as of May 18, 2021, executed by Parent in favor of Company (as it may be amended from time to time).

“Corporate Entity” means a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by Company to Parent concurrent with the execution and delivery of this Agreement.

“End Time” means 11:59 p.m., Central Time, on the date that is the 270th day following the date of this Agreement unless one or more of the consents described in Section 3.4, Section 4.3 or the applicable schedules thereto has not been received on or before the 270th day from the date of this Agreement, in which case, the “End Time” means 11:59 p.m., Central Time, on the date that is the 300th day following the date of this Agreement.

“Environmental Laws” means any local, state or federal Law, including any applicable and enforceable judicial or administrative order, guidance or regulation, relating to the environment or any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act,, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing material and any substance or material regulated under any Environmental Law, except de minimis amounts of household cleaning and office products used, kept and disposed of in compliance with applicable Environmental Laws.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property.

“Investor” means any Person who owns or holds Sold Mortgage Loans, or servicing rights related thereto, sold by a Company Bank.

“Knowledge” means the actual knowledge of those individuals set forth in Section 9.8(b) of the Disclosure Schedule. For purposes of this definition, the individuals set forth in Section 9.8(b) of the Disclosure Schedule shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of Company.

“Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, code, guideline, agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Locked Pipeline Loans” means applications in process for Mortgage Loans to be made by a Company Bank which have been registered and designated as price protected on such Company Bank’s residential Mortgage Loan origination system.

“Material Adverse Effect” means, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Company and the Company Subsidiaries, taken as a whole; (b) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; or (c) results in, as of the end of each month prior to Closing, with respect to Company and each Company Bank, a 10% or greater decrease in the aggregate outstanding principal balance of all pass-rated Loans as of September 30, 2021, except that such decrease shall not apply to any Loans made pursuant to the Small Business Administration’s Payment Protection Program and set forth on Section 9.8 of the Disclosure Schedule; provided that a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from: (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally; (ii) changes after the date of this Agreement in Laws of general applicability to banks or savings associations and their holding companies; (iii) changes after the date of this Agreement in political conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other banks or savings associations and their holding companies; (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (v) global or national epidemic, pandemic or disease outbreak, including the COVID-19 virus, as declared by the World Health Organization or the Health and Human Services Secretary of the United States; (vi) the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); (vii) the announcement of the Merger and the transactions contemplated hereby; or (viii) actions or omissions taken or not taken with the express prior written consent of Parent; except, with respect to clauses (i), (ii), (iii) (iv) and (v), to the extent that the effects of such change disproportionately affect Company and the Company Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies.

“Merger Consideration” means a dollar amount equal to: (a) $47,582,612; less (b) the amount, if any, by which the Target Tangible Book Value exceeds the Closing Tangible Book Value.

“Minimum Tangible Book Value” means $45,000,000.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” means any Sold Mortgage Loan or any other Mortgage Loan originated or purchased by a Company Bank, as applicable.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Paid Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Company Bank and has been paid off, foreclosed, or otherwise liquidated.

“Parent Material Adverse Effect” means, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

“party” or “parties” means Company, Parent and, upon its formation and execution of the Accession Agreement, Merger Sub.

“Per Share Merger Consideration” means an amount in cash per share, rounded to the nearest cent, equal to (a) the Merger Consideration; divided by (b) the number of Company Closing Shares.

“Person” means any individual, Corporate Entity or Governmental Entity.

“Pipeline Loans” means those Locked Pipeline Loans and Unlocked Pipeline Loans set forth in Section 3.31(a) of the Disclosure Schedule.

“SEC” means the Securities and Exchange Commission.

“Sold Mortgage Loans” means Mortgage Loans serviced by a Company Bank pursuant to a servicing agreement that were originated or purchased and subsequently sold in a whole loan sale or securitization (whether or not treated as a sale under GAAP) by such Company Bank and that have not been repaid or refinanced.

“Subsidiary” means, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which: (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; or (b) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal that: (a) if consummated would result in a third party (or in the case of a direct merger between such third party and Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of Company and the Company Subsidiaries, taken as a whole; and (b) the board of directors of Company determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Company Takeover Proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal), is more favorable to the shareholders of Company from a financial point of view than the Merger.
“Target Tangible Book Value” means $50,000,000.

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

“Term Loan” means that loan from Two Rivers Bank to Company in the original principal amount of $2,180,000, which loan is evidenced by that certain unsecured promissory noted dated June 30, 2016, accrues interest at an annual rate of 3.25% and matures on June 30, 2024.

“Transaction Expenses” means any and all costs, fees, prepayment fees, expenses or other amounts incurred or otherwise payable by or on behalf of the Company, each Company Bank or the Surviving Corporation in connection with the negotiation, execution or performance of this Agreement or otherwise as a result of this Agreement, the other documents referenced herein, the Merger or any of the other transactions contemplated hereby or thereby, including (a) the amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby; (b) the amount of any legal and accounting fees payable in connection with the Merger, this Agreement, the Bank Merger, related regulatory filings, and the transactions contemplated hereby; (c) any transaction bonus, change-in-control, salary continuation, deferred compensation, retention or other similar payment payable by Company or the Company Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll Taxes associated therewith; (d) any severance resulting from any termination of employment prior to the Closing (other than any termination of employment at the request of Parent) and the employer portion of any payroll Taxes associated therewith; (e) the premium or additional cost incurred to provide for the Tail Policy; (f) the estimated amount (as provided in writing by the creditor) of any debt repayment required pursuant to this Agreement, including the Term Loan; and (g) the estimated amount (as provided in writing by the applicable vendor) of any penalty, liquidated damages or termination fee associated with the termination of any contract, including data processing, information technology and card services contracts.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unlocked Pipeline Loans” means applications in process for Mortgage Loans to be made by a Company Bank which have not been registered and designated as price protected on such Company Bank’s residential Mortgage Loan origination system and which have not closed or funded.

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly-owned Subsidiary of Parent that remains a wholly-owned Subsidiary of Parent at Closing. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

MIDWESTONE FINANCIAL GROUP, INC.,
an Iowa corporation

By: /S/ CHARLES N. FUNK
Name: Charles N. Funk
Title: President and Chief Executive Officer

COMPANY:

IOWA FIRST BANCSHARES CORP.,
an Iowa corporation

By: /S/ D. SCOTT INGSTAD
Name: D. Scott Ingstad
Title: Chairman of the Board, President and
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Accession Agreement

(See Attached)

ACCESSION AGREEMENT
TO
AGREEMENT AND PLAN OF MERGER

This Accession Agreement to the Agreement and Plan of Merger dated as of [●] (the “Accession Agreement”), is entered into by and among MidWestOne Financial Group, Inc., an Iowa corporation (“Parent”), and Iowa First Bancshares Corp., an Iowa corporation (“Company”), and IFBC Acquisition Corp., an Iowa corporation (“Merger Sub”).

WHEREAS, Parent and Company are parties to that certain Agreement and Plan of Merger dated as of November 1, 2021 (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which Parent has agreed to acquire all of Company’s issued and outstanding common stock through a merger of Merger Sub with and into Company, with Company surviving such merger as a wholly-owned subsidiary of Parent; and

WHEREAS, the Agreement contemplates that Merger Sub will be added as a party to the Agreement by means of this Accession Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in, and pursuant to the provisions of, the Agreement, the undersigned parties agree as follows:

1. Agreement. Merger Sub hereby adopts the Agreement with the same force and effect as if it were originally a party thereto, makes the representations and warranties attributed to it in the Agreement and agrees to perform all obligations and agreements of Merger Sub set forth therein. All terms of the Agreement shall remain in full force and effect.

2. Notice. Any notice required to be provided to Merger Sub pursuant to the Agreement shall be given to Merger Sub at the address of Parent contained in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Accession Agreement has been duly executed and delivered by the undersigned as of the date first set forth above.

PARENT:

MIDWESTONE FINANCIAL GROUP, INC.,
an Iowa corporation

By:
Name:
Title:

COMPANY:

IOWA FIRST BANCSHARES CORP.,
an Iowa corporation

By:
Name:
Title:

MERGER SUB:

IFBC ACQUISITION CORP.,
an Iowa corporation

By:
Name:
Title:
[Signature Page to Accession Agreement]